Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES TECHNICAL SERVICES FOR ELECTRONICS

Paoli, PA, June 1, 2010 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Technical Services for Electronics (TSE), a privately held manufacturer of engineered interconnect solutions for the medical device industry. TSE is headquartered in Arlington, MN and has manufacturing operations in Jackson, MN; Beaverton, OR; and Taipei, Taiwan. It has expected annual sales of $50 million. AMETEK purchased TSE from Pfingsten Partners, LLC, an operationally focused private equity firm based in Chicago, IL.

“TSE greatly expands our position in the highly attractive medical device market and is an excellent fit with our HCC Division, which manufactures highly engineered electronic interconnects and microelectronic packages for sophisticated electronic applications,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“TSE enjoys an excellent reputation with leading medical device OEMs. Its products, which include customized multi-lead and fine wire interconnects, cable assemblies, leads, and antennas, serve a number of high-growth therapeutic sectors, including neuro-stimulation, patient monitoring, ultrasound, cardiac rhythm management and cardiac mapping,” adds Mr. Hermance.

TSE joins AMETEK as part of its Electromechanical Group (EMG)—a differentiated supplier of electrical interconnects, specialty metals, technical motors, floor care motors and specialty motors with 2009 sales of $952 million.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2009 sales of $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop

AMETEK ACQUIRES TECHNICAL SERIVICES FOR ELECTRONICS

new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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